                                                                EXHIBIT 99


                         IRIS TO PURSUE ACQUISITION OF
                        PERCEPTIVE SCIENTIFIC INSTRUMENTS

     CHATSWORTH, CA, MAY 9, 1996 -- International Remote Imaging Systems, Inc. (IRI-AMEX) announced today that it has signed a letter of intent to acquire the digital imaging business of Perceptive Scientific Instruments, Inc. (PSI) for $16 million, $9 million in cash and $7 million in subordinated convertible debentures. PSI, a privately held company based in Houston, is a recognized leader in the development and supply of digital imaging systems for biological, clinical and research applications. PSI's primary business is providing genetic analysis instrumentation and related services through worldwide sales of its proprietary PowerGene-TM- product line. The PowerGene-TM- product line, based in part on image processing technology from NASA, is used in various cytogenetic procedures, including automatic chromosome karyotyping, DNA probe analysis via fluorescent in-situ hybridization methods and comparative genomic hybridization analysis. The PowerGene-TM- System is marketed nationally from PSI's Houston headquarters and internationally through its U.K. subsidiary.
     According to Dr. Fred Deindoerfer, IRIS Chairman and President, "This acquisition of PSI with its world class technology in genetic analysis combined with IRIS leadership in imaging flow cytometry clearly places IRIS in center stage as the premier imaging company in the in vitro diagnostics field worldwide."
     James L. Hurn, Chairman of PSI's parent company said, "The combination of PSI and IRIS brings together complementary, leading-edge technologies and the financial resources to assure their optimal development for the benefit of both companies.
     The acquisition is subject to a number of significant conditions, including completion of due diligence by IRIS, negotiation and execution of a definitive written agreement, approval by the Board of Directors of IRIS and approval by the controlling shareholder of PSI's parent company.
     IRIS, a Los Angeles based company, manufactures and markets fast, efficient and highly accurate automated diagnostic equipment to clinical laboratories nationwide. Its principal product, The Yellow IRIS-Registered Trademark-urinalysis workstation, is based on IRIS patented slideless microscopy and rapid image processing technology. IRIS is the recognized leader in automated microscopic urinalysis with The Yellow IRIS-Registered Trademark- in use in hospitals in more than 75 percent of all U.S. medical schools, as well as other leading hospitals nationwide. IRIS, together with its recently acquired StatSpin subsidiary, had combined net sales and other revenues of more than $16 million in 1995.